SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14 (A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[X]   Preliminary Proxy Statement
[ ]   Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-6(e) (2))
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                         ADVANCED TISSUE SCIENCES, INC.
                         ------------------------------
                (Name of Registrant as Specified In Its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   Fee not required.

[ ]   Fee computed on table below per Exchange Act rules 14a-6(i) (4) and 0-11.

      (1) Title of each class of securities to which transaction applies:

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      (2) Aggregate number of securities to which transaction applies:

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      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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      (4) Proposed maximum aggregate value of transaction:

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      (5) Total fee paid:

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[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 011 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:

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      (2) Form Schedule or Registration Statement No.:

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      (3) Filing Party:

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      (4) Date Filed:

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


                         ADVANCED TISSUE SCIENCES, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 23, 2000

To the Stockholders of Advanced Tissue Sciences, Inc.:

     Notice is hereby given that the 2000 Annual Meeting of Stockholders of Advanced Tissue Sciences, Inc., a Delaware corporation (the "Company"), will be held at the Hilton La Jolla Torrey Pines, 10950 North Torrey Pines Road, La Jolla, California 92037 on Tuesday, May 23, 2000 at 10:00 A.M. Pacific Daylight Savings Time for the following purposes:

     1. to elect eight directors to serve for the term of one year or until their respective successors have been elected and qualified;

     2.  to approve and adopt the Amended and Restated Bylaws of the Company;

     3. to approve the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2000; and

     4. to transact such other business as may properly come before the Annual Meeting.

     The close of business on March 31, 2000 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof, and only stockholders of record at such time will be so entitled to vote.

     You are cordially invited to attend the Annual Meeting in person. Even if you plan to attend the Annual Meeting, please promptly complete, sign, date and return the enclosed proxy card in the enclosed self-addressed, stamped envelope. It will assist us in keeping down the expenses of the Annual Meeting if all stockholders return their signed proxies promptly, whether they own a few shares or many shares.

     A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK ENTITLED TO VOTE AT THE ANNUAL MEETING MUST BE REPRESENTED AT THE ANNUAL MEETING, IN PERSON OR REPRESENTED IN PROXY, IN ORDER TO CONSTITUTE A QUORUM FOR THE TRANSACTION OF BUSINESS AT THE ANNUAL MEETING. PLEASE RETURN YOUR PROXY CARD IN ORDER TO ENSURE THAT A QUORUM IS OBTAINED AND TO AVOID THE ADDITIONAL COSTS TO THE COMPANY OF ADJOURNING THE ANNUAL MEETING AND RESOLICITING PROXIES.

YOUR VOTE IS IMPORTANT.

                                            BY ORDER OF THE BOARD OF DIRECTORS,



                                            Mark J. Gergen
                                            Secretary

La Jolla, California
April 14, 2000

                         ADVANCED TISSUE SCIENCES, INC.

                                 PROXY STATEMENT

     This proxy statement and the enclosed proxy card are furnished in connection with the 2000 Annual Meeting of Stockholders (the "Annual Meeting") of Advanced Tissue Sciences, Inc. (the "Company") which will be held at the Hilton La Jolla Torrey Pines, 10950 North Torrey Pines Road, La Jolla, California, on Tuesday, May 23, 2000 at 10:00 A.M. Pacific Daylight Savings Time. Stockholders of record at the close of business on March 31, 2000 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

     On March 31, 2000, there were 59,844,128 shares of Common Stock, $.01 par value per share, issued and outstanding. Each share of Common Stock is entitled to one vote. A majority of the shares of Common Stock entitled to vote will constitute a quorum.

     The enclosed proxy is being solicited by members of the Company's Board of Directors and is revocable at any time prior to its exercise. A proxy may be revoked by delivery of a written revocation to the Secretary of the Company, by presentation of a subsequent proxy, properly signed, or by attendance at the Annual Meeting and voting in person.

     Proxies will be solicited by mail and telephone by the Company and Morrow & Co., 909 Third Avenue, New York, New York 10022, which has been engaged by the Company for a fee of approximately $4,000, plus expenses, for this purpose.
The Company will request banks, brokerage houses and other institutions to forward the soliciting material to persons for whom they hold shares and to obtain authorization for the execution of proxies. The Company will reimburse banks, brokerage houses and other institutions for their reasonable expenses in forwarding the Company's proxy materials to beneficial owners. All costs associated with the solicitation of proxies will be borne by the Company. Proxies in the accompanying form that are properly executed, duly returned to the Company and not revoked will be voted as specified thereon.

     This proxy statement, the enclosed proxy card and the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1999, are scheduled to be mailed commencing on or about April 21, 2000 to stockholders of record on March 31, 2000.

     The principal executive offices of the Company are located at 10933 North Torrey Pines Road, La Jolla, California 92037.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

     The enclosed proxy will be voted, unless authority is withheld or the proxy is revoked, for the election of a Board of Directors consisting of the eight nominees named herein to hold office as directors until the next annual meeting or until their respective successors shall be elected and qualified. If any nominee shall be unable to serve, the proxies will be voted for a substitute person nominated by the directors. The holders of a majority of shares of Common Stock voting at the Annual Meeting in person or by proxy, assuming such shares constitute a quorum, will be able to elect all of the directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES NAMED BELOW.

DIRECTORS AND NOMINEES

     Name                      Age               Position
     ----                      ---               --------

Arthur J. Benvenuto            56       Chairman of the Board of Directors
                                        and Chief Executive Officer

Dr. Gail K. Naughton           44       Director, President and Chief Operating
                                        Officer

Jerome E. Groopman, M.D.       48       Director and Chairman of the Company's
                                        Scientific Advisory Board

Jack L. Heckel                 68       Director

Ronald L. Nelson               47       Director

Dayton Ogden                   55       Director

David S. Tappan, Jr.           77       Director

Dr. Gail R. Wilensky           56       Director

     Arthur J. Benvenuto has been Chairman of the Board and Chief Executive Officer since September 1995 and had been Chairman of the Board, President and Chief Executive Officer of the Company from June 1988 through September 1995. Prior to joining the Company, Mr. Benvenuto was associated with Eli Lilly & Company for more than twenty years. Mr. Benvenuto served as President and General Manager of Eli Lilly Canada, Inc. from October 1986 to June 1988 and was President and Chief Executive Officer of IVAC Corporation, an Eli Lilly & Company medical device subsidiary, from January 1982 to September 1986. Prior to January 1982, Mr. Benvenuto was the Director and then the Vice President of Marketing and Sales at IVAC Corporation. Mr. Benvenuto also held various positions in marketing planning, human resources and sales management within the pharmaceutical division of Eli Lilly & Company. He received his B.S. in Pharmacy from St. John's University. Mr. Benvenuto currently serves as a director of Project HOPE.

     Gail K. Naughton, Ph.D., a co-founder of the Company and a co-inventor of its core technology, has been a Director of the Company since its inception in 1986 and has been President and Chief Operating Officer of the Company since September 1995. Prior to September 1995, Dr. Naughton had been Executive Vice President and Chief Operating Officer of the Company since June 1991. Dr. Naughton served as Senior Vice President and Chief Scientific Officer of the Company from January 1989 to June 1991, and Principal Scientist of the Company from its inception to December 1988. Dr. Naughton received her M.S. in Histology in 1978 and her Ph.D. in Basic Medical Sciences from New York University Medical Center in 1981, and completed her post-doctoral training at New York University Medical Center in the Department of Dermatology. Dr. Naughton was an Assistant Professor of Research at New York University Medical Center for two years prior to joining City University of New York in 1985. Dr. Naughton's primary fields of research include cell and tissue culture technology, dermatology and hematology. Dr. Naughton holds numerous issued patents and has been extensively published in the field of tissue engineering. Dr. Naughton is on the advisory boards of the Department of Bioengineering at Johns Hopkins University and The Georgia Institute of Technology, and is a member of the industrial liaison board at the University of California, San Diego, The Georgia Institute of Technology, The Massachusetts Institute of Technology and the University of Washington. Dr. Naughton is a member of the Board of Directors of Scripps Bank in La Jolla, California, the San Diego Burn Institute and The Charles H. and Anna S. Stern Foundation.

     Jerome E. Groopman, M.D. has been a Director of the Company since May 1993. Since October 1996, Dr. Groopman has been Chief, Division of Experimental Medicine, Beth Israel Deaconess Medical Center, having been Chief, Division of Hematology/Oncology, New England Deaconess Hospital since 1985. Dr. Groopman holds the Dina and Raphael Recanati Professorship in Medicine at Harvard Medical School and has been a Professor of Medicine, Harvard Medical School since 1993. Dr. Groopman's primary expertise is in human retroviruses, specifically the AIDS virus, cancer and blood diseases. Dr. Groopman has served on the Biological Response Modifers Advisory Committee to the U.S. Food and Drug Administration and as an advisor to the National Heart Lung Blood Institute.

     Jack L. Heckel has been a Director of the Company since September 1990. Mr. Heckel served as President and Chief Operating Officer of GenCorp Inc., a technology-based company with strong positions in aerospace, automotive and related polymer products, from January 1987 until his retirement in November 1993. Mr. Heckel served as Chairman of the Board of Aerojet, a division of GenCorp Inc., from 1985 to January 1987, and as President prior to 1985. Mr. Heckel serves as a director of the WD-40 Company and APW Ltd.

     Ronald L. Nelson became a Director of the Company in June 1997. Mr. Nelson is a founding member of the senior management team of DreamWorks L.L.C., a multi-media entertainment company. Mr. Nelson has served as Chief Operating Officer for DreamWorks since November 1994. Prior to joining DreamWorks, Mr. Nelson was affiliated with Paramount Communications (formerly Gulf & Western, Inc.) from 1979 to 1994, serving as Executive Vice President and Chief Financial Officer from January 1990 to March 1994. Mr. Nelson also serves as a director of Charter Communications, Inc.

     Dayton Ogden became a Director of the Company in September 1996. Mr. Ogden was named Chairman of Spencer Stuart Worldwide, an international executive search firm, in May 1999 after having previously served as President since October 1996 and as Chief Executive Officer for the previous nine years. Mr. Ogden serves as a director of the American Business Conference and Project HOPE. Mr. Ogden is a frequent contributor to a wide variety of corporate governance conferences.

     David S. Tappan, Jr. has been a Director of the Company since October 1992. Mr. Tappan served as Chairman of the Board and Chief Executive Officer of Fluor Corporation, an international engineering, construction and technical services company, from 1984 until his retirement in 1990. Mr. Tappan is a trustee for the University of Southern California and The Scripps Research Institute.

     Gail R. Wilensky, Ph.D. has been a Director of the Company since January 1993. Since January 1993, Dr. Wilensky has been serving as a Senior Fellow at Project HOPE. From March 1992 to January 1993, Dr. Wilensky served in the Bush Administration as Deputy Assistant to the President for Policy Development, responsible for advising the President on health and welfare issues. Prior to her tenure in the White House, from January 1990 to March 1992, Dr. Wilensky served as the Administrator of the Health Care Financing Administration (HCFA) in the Department of Health and Human Services, where she directed the Medicare and Medicaid programs. From April 1983 to January 1990, Dr. Wilensky was Vice President, Division of Health Affairs at Project HOPE. Dr. Wilensky is an elected member of the Institute of Medicine of the National Academy of Sciences. Dr. Wilensky is currently chairperson of the Medicare Payment Advisory Commission and has also served as chair of the Physician Payment Review Commission and as a member of the Health Advisory Committee of the General Accounting Office. Dr. Wilensky serves as a director of ManorCare, Inc., Quest Diagnostics Incorporated, Shared Medical Systems Corporation, St. Jude Medical, Inc., Syncor International Corporation and United HealthCare Corporation.

     Directors are elected by the Company's stockholders at each annual meeting or, in the case of a vacancy, are appointed by the directors then in office, to serve until the next annual meeting or until their successors are elected and qualified.

     On March 31, 2000, the directors and all officers of the Company bene-ficially owned in the aggregate 5,018,308 shares of the Company's Common Stock, including 3,253,333 shares subject to the exercise of stock options exercisable or becoming exercisable within 60 days. This aggregate ownership represents approximately 8.0% of the total outstanding shares, including shares deemed to be beneficially owned. See "Principal Stockholders."

BOARD MEETINGS AND COMMITTEES

     During the year ended December 31, 1999, the Board of Directors held seven meetings. All directors participated in at least 75% of the meetings of the Board of Directors and the committees of the Board of Directors on which they served. The committees of the Board of Directors include the Audit Committee, the Compensation and Stock Option Committee (the "Compensation Committee") and the Nominating and Corporate Governance Committee.

     The Audit Committee recommends the appointment of the independent auditors for the Company, reviews and approves the scope of the annual audit undertaken by the independent auditors and reviews the independence of the accounting firm. In addition, the Audit Committee reviews and discusses the year end financial statements with the Company's management and the Company's independent auditors. The Audit Committee also reviews the audit and non-audit fees of the independent auditors and the adequacy of the Company's internal control procedures. The Audit Committee met four times during the year ended December 31, 1999. The Audit Committee is composed of three independent members. The current members of the Audit Committee are Jack L. Heckel (Chairman), Ronald L. Nelson and Dr. Gail
R. Wilensky.

     The Compensation Committee reviews and approves remuneration arrangements for the Company's officers and key employees and approves compensation plans. In addition, the Compensation Committee administers the Company's 1997 Stock Incentive Plan (the "1997 Plan") and determines the key employees to be granted options and awards under such plan and the number of shares to be granted. The Compensation Committee also determines the individuals and other entities to be granted warrants which are issued other than pursuant to the Company's stock option plan, including the number of shares, and the terms and conditions with respect to which such warrants are granted. The Compensation Committee met five times during the year ended December 31, 1999. The current members of the Compensation Committee are David S. Tappan, Jr. (Chairman), Jack L. Heckel and Dayton Ogden.

     The Nominating and Corporate Governance Committee's primary function is to assist the Board of Directors in identifying and recommending candidates with the appropriate qualifications and experience to serve on the Company's Board of Directors. In addition, the Nominating and Corporate Governance Committee reviews and, as appropriate, makes recommendations with respect to such topics as corporate governance and the performance of the Board of Directors. During 1999, meetings of the Nominating and Corporate Governance Committee were held as part of the Board of Directors' regular quarterly meetings. The full Board of Directors serves on the Nominating and Corporate Governance Committee with Dayton Ogden as Chairman.

DIRECTOR COMPENSATION

     Each member of the Board of Directors who is not an officer or employee of the Company receives travel and expense reimbursement and $1,000 in connection with attending regular or special (except for telephonic) meetings of the Board of Directors or Compensation, Audit or Nominating and Corporate Governance Committees of the Board of Directors. Dr. Groopman also receives $20,000 annually in connection with services rendered to the Company as Chairman of the Scientific Advisory Board. In addition, under the 1997 Plan, each non-employee member of the Board of Directors is automatically granted a non-statutory stock option to purchase 50,000 shares of Common Stock at an exercise price equal to 100% of the market price of the Common Stock at the time of initial election or appointment to the Board of Directors. The options are immediately exercisable for all the option shares, but any purchased shares will be subject to repurchase by the Company, at the exercise price paid per share, upon the non-employee director's cessation of Board service prior to vesting in those shares. The shares subject to the option become vested and the Company's repurchase rights lapse in three successive equal annual installments measured from the grant date. Under the 1997 Plan, each non-employee director will receive an additional 50,000 share option grant upon re-election to the Board of Directors at each Annual Meeting of Stockholders in the year during which the final installment of his or her last previous grant vests. During 1999, Dr. Groopman, Mr. Heckel, Mr. Ogden and Dr. Wilensky each received such a share option grant. These options are exercisable at $3.75 per share and will vest in annual equal installments over three years.

     Pursuant to a consulting agreement with the Company, Dr. Wilensky provides consulting and advisory services to the Company in the area of reimbursement and health care financing. Dr. Wilensky is compensated for these services at a rate of $2,500 per day (not to exceed $25,000 annually) plus the reimbursement of expenses. The agreement terminates in February 2001 or upon 30 days prior written notice by either party.

PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of March 31, 2000, certain information as to the stock ownership of each of (a) the Company's directors and director nominees, (b) the Named Executive Officers under "Executive Compensation - Summary Compensation Table," (c) each person who is known by the Company to own beneficially more than 5% of the Company's voting securities and (d) all directors, nominees and executive officers as a group.




                                                                    Beneficial Ownership         Percentage of
     Name and Address                                              of Common Stock as of         Common Stock
     Beneficial Owner                         Position               March 31, 2000 (1)         Outstanding (2)
---------------------------------       ---------------------      ----------------------       ---------------
Arthur J. Benvenuto                     Chairman of the Board            2,186,578    (3)            3.6%
Advanced Tissue Sciences, Inc.          of Directors and Chief
10933 North Torrey Pines Road           Executive Officer
La Jolla, CA 92037

Dr. Gail K. Naughton                    Director, President and          1,697,008    (4)            2.8%
Advanced Tissue Sciences, Inc.          Chief Operating Officer
10933 North Torrey Pines Road
La Jolla, CA 92037

Jerome E. Groopman, M.D.                Director and Chairman              170,000    (5)             *
Beth Israel Deaconess Medical           of Company's Scientific
  Center                                Advisory Board
One Deaconess Road
Boston, MA 02215

Jack L. Heckel                          Director                           180,847    (6)             *
27390 Oak Knoll Drive
Bonita Springs, FL 33923

Ronald L. Nelson                        Director                            70,000    (7)             *
DreamWorks L.L.C.
100 Universal City Plaza
Universal City, CA 91608

Dayton Ogden                            Director                           103,875    (8)             *
Spencer Stuart
695 East Main Street
Stamford, CT 06901

David S. Tappan, Jr.                    Director                           150,000    (9)             *
620 Newport Center Drive
Newport Beach, CA 92660

Dr. Gail R. Wilensky                    Director                           153,000   (10)             *
Project HOPE
7500 Old Georgetown Road
Bethesda, MD 20814

Joseph R. Kletzel, II                   Executive Vice                      43,000   (11)             *
Advanced Tissue Sciences, Inc.          President
10933 North Torrey Pines Road
La Jolla, CA 92037




                                                                    Beneficial Ownership         Percentage of
          Name and Address                                          of Common Stock as of        Common Stock
          Beneficial Owner                     Position              March 31, 2000 (1)         Outstanding (2)
---------------------------------       ---------------------      ----------------------       ---------------
David L. Horwitz, M.D., Ph.D.           Senior Vice President,              33,000   (12)             *
Advanced Tissue Sciences, Inc.          Technology
10933 North Torrey Pines Road
La Jolla, CA 92037

Michael V. Swanson                      Senior Vice President and          155,000   (13)             *
Advanced Tissue Sciences, Inc.          Chief Financial Officer
10933 North Torrey Pines Road
La Jolla, CA 92037

State of Wisconsin Investment                                            9,370,500   (14)            15.7%
  Board
P.O. Box 7842
Madison, WI 53707

Smith & Nephew SNATS, Inc.                                               4,333,710   (15)             7.2%
1450 Brooks Road
Memphis, TN 38116

Directors and executive officers as a                                    5,018,308   (16)             8.0%
group (consisting of 13 persons)

-----------------
* Less than one percent.

(1)   Sole voting and investment power unless otherwise stated.

(2) Based on 59,844,128 shares of Common Stock outstanding, plus each beneficial owner's options to purchase shares of Common Stock currently exercisable or becoming exercisable within 60 days and any other beneficially owned shares.

(3) Includes options to purchase 1,400,000 shares of Common Stock which are currently exercisable or become exercisable within 60 days and 300,000 shares of restricted Common Stock which are subject to repurchase rights by the Company.

(4) Includes 283,616 shares of Common Stock held as custodian for Dr. Naughton's minor children, options to purchase 783,333 shares of Common Stock which are currently exercisable or become exercisable within 60 days.

(5) Beneficial ownership represents options to purchase 170,000 shares of Common Stock.

(6) Includes 5,847 shares of Common Stock held by a trust and options to purchase 150,000 shares of Common Stock.

(7)   Includes options to purchase 50,000 shares of Common Stock.

(8)   Includes options to purchase 100,000 shares of Common Stock.

(9) Beneficial ownership represents options to purchase 150,000 shares of Common Stock.

(10) Includes 3,000 shares of Common Stock held by Dr. Wilensky's spouse in a retirement plan and options to purchase 150,000 shares of Common Stock.

(11) Beneficial ownership represents options to purchase 43,000 shares of Common Stock which are currently exercisable or become exercisable within 60 days.

(12) Beneficial ownership consists of options to purchase 33,000 shares of Common Stock which are currently exercisable.

(13) Beneficial ownership consists of options to purchase 155,000 shares of Common Stock which are currently exercisable or become exercisable within 60 days.

(14) Pursuant to a Schedule 13G filed with the SEC on February 4, 2000, the State of Wisconsin Investment Board reported that it had sole dispositive power and sole voting power over 7,620,500 shares of Common Stock. In addition, the State of Wisconsin Investment Board exercised warrants for 1,750,000 shares of Common Stock. See "Certain Transactions."

(15) Pursuant to a Schedule 13G filed with the SEC on July 9, 1999, Smith & Nephew SNATS, Inc., Smith & Nephew Holdings, Inc. and Smith & Nephew plc reported that they had sole dispositive power and sole voting power over 4,333,710 shares of Common Stock. Both Smith & Nephew Holdings, Inc. and Smith & Nephew SNATS, Inc. are indirect, wholly-owned subsidiaries of Smith & Nephew plc.

(16) Includes (i) options to purchase 3,253,333 shares of Common Stock which are currently exercisable or become exercisable within 60 days, 250,000 shares of which are subject to repurchase rights, and (ii) 300,000 share of restricted Common Stock which are subject to repurchase rights by the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires directors and officers of the Company, and persons who own more than ten percent of a registered class of the Company's equity securities ("Reporting Persons") to file with the Securities and Exchange Commission (the "SEC") reports on Forms 3, 4 and 5 of initial ownership and of changes in beneficial ownership of Common Stock. Based solely on the Company's review of the reporting forms received by it, and written representations from certain persons that no Form 5 reports were required to be filed by those persons, the Company believes that all statements of beneficial ownership required to be filed with the SEC in fiscal 1999 were timely filed.

EXECUTIVE OFFICERS

     The following table names the Company's executive officers as of March 31, 2000. The officers of the Company serve at the discretion of the Board of Directors.

      Name                       Age                Position
      ----                       ---                --------

Arthur J. Benvenuto              56      Chairman of the Board of Directors and
                                         Chief Executive Officer

Dr. Gail K. Naughton             44      Director, President and Chief Operating
                                         Officer

David L. Horwitz, M.D., Ph.D.    57      Senior Vice President, Technology

Michael V. Swanson               45      Senior Vice President and Chief
                                         Financial Officer

Charles E. Anderson              51      Vice President, Quality

Mark J. Gergen                   38      Vice President, General Counsel and
                                         Secretary

Terry E. Gibson                  59      Vice President, Operations

     Information on the business backgrounds of Arthur J. Benvenuto and Dr. Gail
K. Naughton is set forth above under the heading "Directors and Nominees."

     David L. Horwitz, M.D., Ph.D. joined the Company as Senior Vice President, Technology, in January 1998. Prior to joining the Company, Dr. Horwitz served as Executive Vice President from March 1994 to September 1997 and Vice President of Medical and Regulatory Affairs from April 1992 to March 1994 at SciClone Pharmaceuticals, a biopharmaceutical company. Dr. Horwitz spent ten years at Baxter Healthcare Corporation prior to 1992, most recently as Vice President, Medical & Professional Affairs in the I.V. Systems Division. From 1979 to 1992, Dr. Horwitz was on the faculty at the University of Illinois at Chicago, and from 1972 to 1979 was a faculty member at the University of Chicago. Dr. Horwitz holds an M.B.A. in general management from Lake Forest Graduate School of Management, a Ph.D. in physiology and an M.D. from the University of Chicago, and an undergraduate degree in chemistry and physics from Harvard University.

     Michael V. Swanson was appointed Senior Vice President and Chief Financial Officer, of the Company in May 1999, having previously served as Vice President, Finance and Administration since September 1992, Vice President, Finance from June 1991 and as Director of Finance from March 1990. Mr. Swanson was Secretary for the Company from May 1999 to March 2000. Mr. Swanson served as Director of Finance of Fisher Scientific Group Inc., a health and scientific technology holding company, from June 1987 through

August 1989, and at its parent, The Henley Group, Inc., a widely diversified holding company, from June 1986 to June 1987. From July 1977 to June 1986, Mr. Swanson worked for the public accounting firm of Deloitte Haskins & Sells (now Deloitte & Touche LLP) advancing to the position of audit manager. Mr. Swanson received an M.B.A. from the University of Southern California and a B.S. in Business Administration from the California Polytechnic State University at San Luis Obispo.

     Charles E. Anderson was appointed Vice President, Quality, in October 1998. From October 1997 to October 1998, Mr. Anderson served as Vice President of Quality Assurance and from October 1995 to October 1997 as Director of Quality Assurance at Genzyme Corporation, a biopharmaceutical company. From January 1992 to August 1995, Mr. Anderson was employed by Xoma Corporation, a biopharmaceutical company, most recently as Vice President of Quality Control and Quality Assurance. Prior to 1992, Mr. Anderson spent 19 years in various management positions in quality and manufacturing at Parke Davis and various Roche Pharmaceutical subsidiaries. Mr. Anderson holds an M.S. degree in Quality Management from Tampa College and a B.S. in Chemistry from the University of Illinois at Chicago.

     Mark J. Gergen joined the Company as Vice President, General Counsel and Secretary in March 2000. From June 1999 to March 2000, Mr. Gergen was Associate General Counsel of Premier, Inc., a national alliance of hospitals and health-care systems. From November 1997 to June 1999, Mr. Gergen was Senior Division Counsel at Medtronic, Inc., a therapeutic medical technology company, having served in various legal capacities from August 1994 to November 1997. Mr. Gergen was employed by Jostens, Inc., an educational software and recognition company, from April 1990 to July 1994, most recently as Senior Division Counsel. Prior to April 1990, Mr. Gergen was an associates at the law firms of Messerli & Kramer and LeFevere, Lefler, Kennedy, O'Brien & Drawz in Minneapolis, Minnesota. Mr. Gergen holds a J.D. from the University of Minnesota Law School and a B.A. in Business Administration from Minot State University.

     Terry E. Gibson joined the Company as Vice President, Operations, in April 1992. From October 1990 to April 1992, Mr. Gibson provided consulting services in areas such as strategic planning, facilities planning, and production and operating performance to biotechnology, diagnostic and healthcare companies. Mr. Gibson served as Vice President, Operations for Meridian Diagnostics, Inc., which develops, manufactures and markets diagnostic products, from August 1988 to October 1990. From June 1986 to August 1988, Mr. Gibson was Director of Manufacturing for Ortho Diagnostic Systems Inc., a Johnson & Johnson Company, which produces a full line of diagnostic and blood banking products. Prior to June 1986, he spent over 12 years with Amersham Corporation, a diversified medical, research and industrial products company. Mr. Gibson holds a M.S. in Bionucleonics and B.S. degrees in Chemistry and Biological Sciences and Pharmacy from Purdue University.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation earned, for services rendered in all capacities to the Company, for each of the last three calendar years by the Company's Chief Executive Officer and each of the four other highest paid executive officers whose salary and bonus for calendar 1999 was in excess of $100,000 (the "Named Executive Officers").

SUMMARY COMPENSATION TABLE

------------------------------------------------------------------------------------------------------------------


                                             Annual Compensation                    Long-term
                                      ---------------------------------          Compensation (5)
                                                                Other      ---------------------------
                                                               Annual      Restricted                   All Other
                                                               Compen-       Stock                       Compen-
         Name and            Year      Salary      Bonus       sation        Awards        Options       sation
    Principal Position        (1)      ($)(2)      ($)(3)      ($)(4)         ($)           (shs)        ($)(6)
-------------------------  ---------  --------  ----------   ------------  ------------  -------------  ---------
Arthur J. Benvenuto          1999     400,000    102,900        2,478      1,122,000 (7)   450,000       1,380
Chairman and Chief           1998     399,000          0        2,936              0             0 (8)   1,380
Executive Officer            1997     367,028    102,900        1,829              0             0       1,380

Dr. Gail K. Naughton         1999     300,000     78,400          405              0       250,000         470
Director, President and      1998     299,385          0          480              0             0         470
Chief Operating Officer      1997     279,193     78,400          939              0             0         470

Joseph R. Kletzel, II        1999     240,000          0       30,738 (9)          0             0           0
Executive Vice               1998     174,005          0      196,546 (9)          0       115,000           0
President                    1997           0          0            0              0             0           0

David L. Horwitz,            1999     225,000     50,200      289,894 (9)          0             0           0
 M.D., Ph.D.                 1998     223,316          0       61,074 (9)          0        90,000           0
Senior Vice President,       1997           0          0            0              0             0           0
Technology

Michael V. Swanson           1999     207,188     48,700          414              0        75,000           0
Senior Vice President and    1998     206,661          0          295              0        25,000           0
Chief Financial Officer      1997     189,701     47,520          286              0             0           0
=================================================================================================================

(1) The periods presented are the calendar years ended December 31, 1999, 1998 and 1997.

(2) Consists of base salary earned (including amounts deferred pursuant to plans established under sections 125 and 401(k) of the Internal Revenue
      Code) by the Named Executive Officers for the periods presented. Executives hired during the periods presented include Mr. Kletzel (hired in May 1998) and Dr. Horwitz (hired in January 1998). Mr. Kletzel resigned from being an officer of the Company in February 2000.

(3) Includes bonuses earned, whether or not paid in such year, by the Named Executive Officers. No bonuses were paid in 1998 to any executive officers of the Company.

(4) Except as noted in (9) below, amounts represent the compensation attributable to life insurance in excess of $50,000 provided the Named Executive Officers under the Company's group life insurance plan for all employees.

(5) During the periods presented, long-term compensation utilized by the Company has been the grant of stock options and a restricted stock award. The Company has not awarded stock appreciation rights or made any long-term incentive payouts.

(6) Amounts represent the premium paid for term life insurance coverage provided for the Named Executive Officers in addition to their coverage under the Company's group life insurance plan for all employees.

(7) Represents a restricted stock award of 300,000 shares in May 1999. The restricted stock award had a value of $750,000 based on the closing price of the Company's common stock of $2.50 per share at December 31, 1999. One half of the awarded shares will vest upon the earlier of (a) Mr. Benvenuto's completion of five years of service with the Company or
      (b) U.S. Food and Drug Administration (FDA) premarket approval of Dermagraft(R) for the treatment of diabetic foot ulcers during his period of service. The other half of the shares will vest in a series of three successive equal annual installments over his period of continued service with the Company. Dividends, if any, will accrue to the restricted stock award shares.

(8) Does not include stock options vested and exercisable for 300,000 shares of common stock which were granted in 1988 and extended during 1998. These options, which were due to expire in June 1998, were extended for an additional five years to June 2003. Half of these stock options are exercisable at an exercise price of $1.47 per share and the other half are exercisable at $1.67 per share.

(9) Includes reimbursement of relocation expenses paid to Mr. Kletzel of $29,929 (including $8,906 for the reimbursement of taxes) and $196,113 (including $44,940 for the reimbursement of taxes) in 1999 and 1998, respectively, and the reimbursement of relocation expenses paid to Dr. Horwitz of $288,655 (including $86,507 for the reimbursement of taxes) and $59,560 (including $10,169 for the reimbursement of taxes) in 1999 and 1998, respectively.

Options. The following table sets forth the details of options granted to the
-------
Named Executive Officers listed in the Summary Compensation Table during fiscal year 1999 under the 1997 Plan. No stock appreciation rights (SARs) have ever been granted by the Company.


OPTIONS/SAR GRANTS IN FISCAL YEAR 1999
--------------------------------------



                                                 Individual Grants                     Grant Date Value
                           -----------------------------------------------------    ------------------------
                              Number of      Percent of                               Potential Realizable
                             Securities        Total                                    Value at Assumed
                             Underlying       Options                                 Annual Rate of Stock
                              Options/       Granted to   Exercise                   Price Appreciation for
                                SARs         Employees    or Base                       Option Term (3)
                              Granted        In Fiscal     Price      Expiration    -------------------------
       Name                  (#)(1)(2)         Year        ($/Sh)        Date         5% ($)         10% ($)
----------------------     -------------     ----------   --------    ----------    ---------      ----------

Arthur J. Benvenuto            450,000        12.73%        3.75       5/24/09       1,061,260      2,689,440

Dr. Gail K. Naughton           250,000         7.07%        3.75       5/24/09         589,589      1,494,134

Joseph R. Kletzel, II                0         0.0%         0.00             0               0              0

David L. Horwitz,                    0         0.0%         0.00             0               0              0
  M.D., Ph.D.

Michael V. Swanson              25,000         0.71%        3.75       5/24/09          58,959        149,413
                                50,000         1.41%        3.63      12/12/09          68,174        215,917
=============================================================================================================

(1) The exercise prices of the options granted during fiscal year 1999 were equal to the closing market price of the Company's Common Stock on the date the options were granted, with the exception of the option with an expiration date of December 12, 2009 which was granted to Mr. Swanson on December 13, 1999. The exercise price of such grant to Mr. Swanson was above the closing market price of the Company's Common Stock on the date of grant. This option became fully vested and exercisable on March 22, 2000. Except for this grant, Mr. Swanson's options become exercisable in five successive equal annual installments beginning on the first anniversary of the grant date. The options granted to Mr. Benvenuto and Dr. Naughton become exercisable in three successive equal annual installments beginning on the first anniversary of the grant date.

(2) All options granted in 1999 to the Named Executive Officers were under the 1997 Plan. The grants are for incentive stock options, except for 423,282 shares to Mr. Benvenuto, 223,334 shares to Dr. Naughton and 60,000 shares to Mr. Swanson, which are non-statutory stock options.

(3) The 5% and 10% assumed rates of appreciation are mandated by the rules of the SEC and do not represent the Company's estimate or projection of future Common Stock prices.

Option Exercises and Holdings. The following table sets forth information
-----------------------------
regarding the exercise of options in fiscal year 1999 and the number of options held by the Named Executive Officers listed in the Summary Compensation Table, including the value of in-the-money options as of December 31, 1999. The closing price of the Company's Common Stock on December 31, 1999 used to calculate such values was $2.50 per share. No SARs have ever been granted by the Company.

AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 1999
AND OPTION/SAR VALUES AS OF DECEMBER 31, 1999
----------------------------------------------------


                                                               Number of               Value of Unexercised
                              Shares                       Unexercised Options         In-the-Money Options
                             Acquired                         at Year End (#)             at Year End ($)
                                on           Value      --------------------------   ------------------------
                             Exercise       Realized      Exercis-       Unexer-      Exercis-        Unexer-
           Name                 (#)           ($)          able         cisable        able          cisable
-------------------------   -----------   -----------   -----------    -----------   -----------   ----------

Arthur J. Benvenuto           550,000     1,201,750      1,100,000        650,000       279,000             0

Dr. Gail K. Naughton          225,000       449,438        600,000        450,000             0             0

Joseph R. Kletzel, II               0             0         23,000         92,000             0             0

David L. Horwitz,                   0             0         18,000         72,000             0             0
     M.D., Ph.D.

Michael V. Swanson                  0             0        125,000        125,000             0             0
=============================================================================================================

Employment Agreements/Change in Control Arrangements. The Company has no
----------------------------------------------------
employment agreements with any of the Named Executive Officers or any of its other employees. In the event the Company is acquired by merger, consolidation or asset sale, outstanding options which are not assumed by the successor corporation, or replaced with a comparable option to purchase shares of the capital stock of the successor corporation, are to be automatically accelerated in full, except to the extent such acceleration is otherwise limited by the terms of the instrument evidencing such grant. The Compensation Committee or the full Board of Directors has the discretionary authority, exercisable either in advance or at the time of certain hostile changes in control of the Company (whether effected through a tender offer for outstanding shares of the Company's stock or a proxy contest for Board of Directors membership), to provide for the automatic acceleration of one or more such option grants outstanding at the time of such a hostile change in control. They also have the authority to condition any such option acceleration upon the subsequent termination of the optionee's service within a specified period following the change in control. All outstanding options held by the executive officers are either fully exercisable or provide for automatic acceleration upon the involuntary termination of the officers' employment following an acquisition of the Company by merger or asset sale or upon a hostile change of control.

     In May 1999, the Compensation Committee approved special long-term incentive compensation programs for both Arthur J. Benvenuto, Chairman and Chief Executive Officer, and Dr. Gail K. Naughton, President and Chief Operating Officer. Each program contains several components including special bonuses tied to the approval of Dermagraft for the treatment of diabetic foot ulcers in the United States, stock awards to align the officers' interests with those of the Company's stockholders and the modification of certain loan terms designed to encourage retention of these officers. For additional disclosure regarding long-term incentive compensation programs, see "Compensation Committee Report - Special Long-Term Compensation Packages."

Compensation Committee Interlocks and Insider Participation. No member of
-----------------------------------------------------------
the Compensation Committee is a former or current officer or employee of the Company. See "Directors and Nominees" and "Board Meetings and Committees" for a discussion of the Compensation Committee members' background and relationship to the Company. No officers of the Company serve or have ever served on compensation committees of entities at which Board members serve or have served as officers.

COMPENSATION COMMITTEE REPORT

     The report set forth below has been provided by the Compensation Committee and describes the philosophy and process considered by the Compensation Committee in administering the Company's executive compensation program.

-------------------------------------------------------------------------------
COMPENSATION COMMITTEE REPORT*
-------------------------------------------------------------------------------

     The Company's executive compensation program is administered by the Compensation and Stock Option Committee. The executive compensation program is structured and administered to support the Company's mission, strategy and values.

Compensation Philosophy

     The Company's executive compensation program has been designed to enable the Company to attract, motivate and retain senior management by providing what the Company believes is a competitive total compensation package based on both individual and company performance. The executive compensation program is composed of three principal elements: (1) competitive base salaries which reflect individual performance, (2) annual performance-based incentive opportunities which are variable and payable in cash for the achievement of corporate goals (as discussed below under "Compensation of the Chief Executive Officer") approved by the Compensation Committee and individual goals established in consultation with the Chief Executive Officer, and (3) long-term, stock-based incentive opportunities pursuant to a stock option plan geared to strengthen the mutuality of interests between senior management and the Company's stockholders.

     As an executive officer's level of responsibility increases, a greater portion of his or her potential total compensation opportunity is based on performance incentives, causing greater variability in the individual's absolute compensation level from year to year. In addition, the higher that one rises in the organization, the greater the mix of compensation shifts to reliance on the value of the Company's Common Stock through stock-based awards.

     As a result of Section 162(m) of the Internal Revenue Code, which was enacted into law in 1993, the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any one year. This limitation does not apply to compensation paid to the Named Executive Officers which qualifies as performance-based compensation. The Compensation Committee has not and does not intend to set cash compensation levels which would exceed the $1 million limit in 2000. In addition, the Company's 1997 Stock Incentive Plan (the "1997 Plan") is structured so that any compensation deemed paid in connection with the exercise of options granted under the 1997 Plan or the disposition of shares acquired under such plan will qualify as performance-based compensation.

The Compensation Process

     Early in each fiscal year, the Compensation Committee reviews with the Chief Executive Officer an annual salary plan for the Company's executive officers based on information prepared by Human Resources. This salary plan is based on industry, peer group and national surveys conducted by a nationally-recognized compensation consulting firm which specializes in the biotechnology/biomedical industries, and performance evaluations based upon past and expected future contributions of the individual executive officers. In particular, the Compensation Committee obtains and reviews comparative total compensation figures from (i) a group of approximately 70 diverse public companies in the biomedical/biotechnology industries with greater than 150 but less than 500 employees, (ii) a select group of approximately 45 companies which are considered leaders in the biotechnology industry by virtue of their market capitalization, and (iii) a select group of public biotechnology companies.

     Base salary levels for each of the Company's executive officers, with the exception of the Chief Executive Officer, are established annually within ranges determined by analysis of comparative compensation. The mid-point of such ranges is designed to be comparable to the 50th percentile of the survey data obtained as set forth above. Under the Company's bonus program in effect for the 1999 fiscal year, the annual targeted cash incentive for each executive officer was calculated as a percentage of such officer's base salary, 70% of which is based on the accomplishment of corporate goals (which are the same as those discussed below for the Chief

Executive Officer) and 30% on the achievement of individual goals set at the beginning of each year. For the 1999 fiscal year, such targeted cash incentive amounts ranged from approximately 24% to approximately 30% of base salary depending on the level of the executive officer.

     Long-term incentive compensation is provided primarily through stock option grants under the 1997 Plan. The amount of each grant is a function of the individual's position and level of responsibility, and options generally become exercisable in equal annual installments over a five-year period measured from the grant date. The Compensation Committee, in its discretion, may grant additional options to executive officers, including the Chief Executive Officer, for increases in level of responsibility and promotions, in recognition of sustained exceptional performance or annually based upon company and individual performance. The option grant will have value to the executive officer only if he or she continues in the Company's service during the vesting period and then only if the market price of the underlying option shares appreciates over the option term. As indicated below, the Compensation Committee also authorized a restricted stock grant of 300,000 shares of the Company's common stock under the 1997 Plan to the Chief Executive Officer as part of a special long-term incentive program implemented for him during the 1999 fiscal year.

     The Compensation Committee has retained an outside, independent compensation consulting firm, which specializes in the biotechnology/biomedical industries, to review and evaluate the Company's process of establishing, reviewing and adjusting the compensation of the Company's executive officers. After its most recent review, conducted in February 2000, such consulting firm concluded that the process presently employed by the Company in obtaining, analyzing and employing comparative data, and implementing the Company's compensation programs for the Company's executive officers and for the Chief Executive Officer, is consistent with industry norms and appropriate and reasonable under the circumstances.

Compensation of the Chief Executive Officer

     The Compensation Committee annually reviews and fixes the base salary of the Chief Executive Officer based in part on the competitive compensation data discussed above, and the Compensation Committee's assessment of his past performance and its expectation as to his future contributions in leading the Company and its development. Due to the stages of development and commercialization of the Company's therapeutic products, profitability of the Company has not been a primary factor considered in setting the Chief Executive Officer's compensation; however, the Committee does consider a number of financial factors, including the Company's ability to secure financing, progress toward profitability, expense reduction and control, and the efficient use of working capital to achieve corporate goals. In determining the Chief Executive Officer's base salary for each year, the Committee also considers significant accomplishments made by the Company during the prior year and other performance factors, such as the effectiveness of the Chief Executive Officer in establishing the Company's strategic direction. The annual cash bonus paid to the Chief Executive Officer, if any, is entirely dependent on the accomplishment by the Company of certain corporate goals established by management and approved by the Board of Directors near the commencement of each fiscal year. Factors considered by the Compensation Committee in determining the Chief Executive Officer's annual base salary and bonus, if any, are not subject to any specific weighting or formula.

     In determining the Chief Executive Officer's base salary for 1999 as reported in the cash compensation table, the Compensation Committee considered 1998 accomplishments as well as the comparative competitive compensation data and performance factors discussed above. The objectives for 1998 which the Compensation Committee considered included: (i) progress in obtaining regulatory approvals for Dermagraft in the treatment of diabetic foot ulcers; (ii) success in achieving sales targets, production goals and cost objectives; (iii) expansion of the Company's alliance with Smith & Nephew plc to include the development of Dermagraft and TransCyte(TM) for the treatment of pressure and venous ulcers and other skin tissue wounds, and the sales and marketing of TransCyte for burns in the United States; (iv) advancing the development of tissue engineered cartilage and cardiovascular products; and (v) obtaining financing for the business. Although the Company was successful in achieving many of those objectives for 1998, the Chief Executive Officer and executive management recommended, and the Compensation Committee accepted management's recommendation, that any base salary increases be deferred in 1999 in part due to the FDA's decision not to approve the Company's submission for approval of Dermagraft for the treatment of diabetic foot ulcers without data from an additional clinical trial.

     In determining the Chief Executive Officer's bonus eligibility for 1999, the Compensation Committee considered the Chief Executive Officer's role in the achievement of a number of pre-established corporate objectives. Those objectives considered by the Compensation Committee for 1999 included: (i) progress toward obtaining regulatory approvals for Dermagraft in the treatment of diabetic foot ulcers, (ii) success in achieving sales targets, production goals and operating loss and cash expenditure objectives, (iii) success in obtaining additional financing for the Company, (iv) advancing TransCyte and Dermagraft into additional product indications and (v) advancing the development of tissue engineered cartilage and cardiovascular products.

Special Long-Term Incentive Compensation Packages

     In May 1999, the Compensation Committee approved special long-term incentive compensation programs for both Arthur J. Benvenuto, Chairman and Chief Executive Officer, and Dr. Gail K. Naughton, President and Chief Operating Officer. Each program contains several components including special bonuses tied to the approval of Dermagraft for the treatment of diabetic foot ulcers in the United States, stock awards to align the officers' interests with those of the Company's stockholders and the modification of certain loan terms designed to encourage retention.

     The special long-term incentive program for Mr. Benvenuto includes a $500,000 cash bonus upon FDA approval of Dermagraft in the treatment of diabetic foot ulcers, a restricted stock award and a stock option grant, and adjustments to the repayment terms currently in effect for Mr. Benvenuto's outstanding indebtedness to the Company. More specifically, Mr. Benvenuto was issued 300,000 restricted shares of the Company's common stock at $0.01 per share. Such shares are unvested and subject to cancellation in the event Mr. Benvenuto ceases to remain in the Company's service prior to vesting in those shares. One half of the awarded shares will vest upon the earlier of (a) Mr. Benvenuto's completion of five years of service with the Company or (b) FDA approval of Dermagraft in the treatment of diabetic foot ulcers during his period of service. The other half of the shares will vest in a series of three successive equal annual installments over his period of continued service with the Company. Mr. Benvenuto was also granted a stock option to purchase 450,000 shares of the Company's common stock at an exercise price of $3.75 per share, the closing selling price per share on the grant date of that option. The option will become exercisable for the option shares in a series of three successive equal annual installments upon his completion of each year of service over the three-year period measured from the grant date of the option.

     Several adjustments were also made to the repayment terms currently in effect for Mr. Benvenuto's outstanding indebtedness to the Company in the principal amount of $918,500. The due date for repayment was extended to May 25, 2004; however, the loan becomes due and payable in full on an accelerated basis one hundred eighty days after any cessation of his service. If Mr. Benvenuto remains as Chief Executive Officer through May 25, 2002 or if the Company achieves certain net operating income targets during Mr. Benvenuto's service as Chief Executive Officer, then the due date for payment following any cessation of service will be extended from one hundred eighty days to one year. The interest rate of the note was set to 5.15% per annum, compounded semi-annually.

     Dr. Naughton's special long-term incentive compensation program consists of a $200,000 cash bonus upon FDA approval of Dermagraft in the treatment of diabetic foot ulcers, a stock option grant and adjustments to the repayment terms on her outstanding indebtedness to the Company. Specifically, Dr. Naughton was granted a stock option to purchase 250,000 shares of the Company's common stock at an exercise price of $3.75 per share, the closing selling per share of the Company's common stock on the grant date of that option. The option will become exercisable for the option shares in a series of three successive equal annual installments upon her completion of each year of service over the three-year period measured from the grant date of the option. In addition, the repayment terms currently in effect for Dr. Naughton's outstanding indebtedness to the Company in the principal amount of $350,000 were adjusted to extend the due date to July 18, 2004; however, the loan will become due and payable in full on an accelerated basis one hundred eighty days after any cessation of her service. If Dr. Naughton remains as President and Chief Operating Officer through July 18, 2002 or, if the Company achieves certain net operating income targets, then the due date for payment following any cessation of service will be extended from one hundred eighty days to one year. The interest rate of the note was increased to 5.74% per annum, compounded semi-annually.

     Further to Mr. Benvenuto's and Dr. Naughton's indebtedness, should the Company be acquired by merger or asset sale, or there be a change in ownership of more than fifty percent of the Company's outstanding voting securities during Mr. Benvenuto's service as Chief Executive Officer or Dr. Naughton's service as President and Chief Operating Officer, and his or her service as such should subsequently be terminated by the successor entity (including a constructive termination), then the outstanding unpaid balance of his or her notes (principal and all accrued interest) will immediately be cancelled.

 David S. Tappan, Jr., Chairman      Jack L. Heckel             Dayton Ogden
===============================================================================

* The Compensation Committee Report is (i) not "soliciting material," (ii) not deemed filed with the Securities and Exchange Commission and (iii) not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "1933 Act") or the Securities Exchange Act of 1934, as amended (the "1934 Act").

     The following chart compares the cumulative total stockholder return on the Company's Common Stock over the five-year period ended December 31, 1999 with the cumulative total return for (i) the NASDAQ Stock Market (U.S. Companies), and (ii) the NASDAQ Pharmaceutical Index. The chart assumes $100 invested on December 31, 1994 and that dividends are reinvested.

--------------------------------------------------------------------------------
COMMON STOCK PERFORMANCE
--------------------------------------------------------------------------------

                        (Performance Graph appears here)

                              1994     1995     1996     1997     1998     1999
                             ------   ------   ------   ------   ------   ------

Advanced Tissue
  Sciences, Inc.             $  100   $  123   $  116   $  150   $   31   $   30
NASDAQ Stock Market (US)     $  100   $  141   $  174   $  213   $  300   $  542
NASDAQ Pharmaceutical Index  $  100   $  183   $  184   $  190   $  242   $  452

================================================================================

There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above.
The market price of the Company's stock in recent years has fluctuated significantly and it is likely that the price of the stock will fluctuate in the future. The Company does not make or endorse any prediction as to future stock performance. In addition, the Common Stock Performance chart above is (i) not "soliciting material," (ii) not deemed filed with the Securities and Exchange Commission and (iii) not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act.

CERTAIN TRANSACTIONS

     The Company has entered into indemnification agreements with each of its directors and officers which provide such individuals with indemnification rights, which are in addition to those provided by the Company's By-laws. One significant difference between the indemnification rights provided under the Company's B-laws and those provided under the indemnification agreements is that, under the By-laws, determinations are made on a case-by-case basis that the individual claiming indemnity meets certain specified standards of conduct. Under the indemnification agreements, a determination that a director or officer has met these standards is not required for such indemnity, although the agreements exclude indemnity for conduct which is adjudged to be knowingly fraudulent, deliberately dishonest or to constitute willful misconduct. The Company also currently maintains policies of insurance under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

     On March 31, 2000, Arthur J. Benvenuto, Chairman of the Board and Chief Executive Officer, and Dr. Gail K. Naughton, President and Chief Operating Officer, were indebted to the Company in the amount of $1,246,203 (including $327,703 representing accrued interest) and $462,665 (including $112,665 representing accrued interest), respectively. Mr. Benvenuto's loan was for the exercise of an employee stock option and Dr. Naughton's loan was related to the purchase of her residence.

     In May 1999, several adjustments were made to the repayment terms currently in effect for Mr. Benvenuto's and Dr. Naughton's outstanding indebtedness to the Company. The due date for repayment of Mr. Benvenuto's loan was extended to May 25, 2004; however, the loan becomes due and payable in full on an accelerated basis one hundred eighty days after any cessation of his service. If Mr. Benvenuto remains as Chief Executive Officer through May 25, 2002 or if the Company achieves certain net operating income targets during Mr. Benvenuto's service as Chief Executive Officer, then the due date for payment following any cessation of service will be extended from one hundred eighty days to one year. The interest rate of the note was set to 5.15% per annum, compounded semi-annually. The repayment terms currently in effect for Dr. Naughton's outstanding indebtedness to the Company were adjusted to extend the due date to July 18, 2004; however, the loan will become due and payable in full on an accelerated basis one hundred eighty days after any cessation of her service. If Dr. Naughton remains as President and Chief Operating Officer through July 18, 2002 or, if the Company achieves certain net operating income targets, then the due date for payment following any cessation of service will be extended from one hundred eighty days to one year. The interest rate of the note was increased to 5.74% per annum, compounded semi-annually.

     In November 1999, the State of Wisconsin Investment Board purchased 3,750,000 units at $4.00 per unit in connection with a public offering by the Company. The units separated immediately upon issuance into 3,750,000 shares of Advanced Tissue Sciences' common stock and warrants to purchase an additional 1,750,000 shares of common stock at $4.00 per share. In January 2000, the State of Wisconsin Investment Board exercised its warrants and purchased the additional 1,750,000 shares of Advanced Tissue Sciences' common stock.

     The Company has two joint ventures with Smith & Nephew. The first joint venture, the NeoCyte Joint Venture, was formed in May 1994 and is developing tissue-engineered orthopedic cartilage products, initially focusing on the repair of cartilage in knee joints. Under the terms of the NeoCyte Joint Venture agreement, Advanced Tissue Sciences will be responsible for supervising the manufacturing of cartilage tissue products. Through Advanced Tissue Sciences and Smith & Nephew, the NeoCyte Joint Venture is executing the research and development programs and will utilize Smith & Nephew's established selling and distribution network to market its products.

     The second joint venture, the Dermagraft Joint Venture, was formed in April 1996 and covers the application of Advanced Tissue Sciences' tissue engineering technology for skin wounds. The Dermagraft Joint Venture includes Dermagraft(R) for the treatment of diabetic foot ulcers, TransCyte(TM) for the temporary covering of second and third-degree burns and future developments for venous ulcers, pressure ulcers, burns and other non-aesthetic wound care treatments. The Company and Smith & Nephew share in the revenues and expenses of the Dermagraft Joint Venture. During June 1999, the Company received at $15 million payment from Smith & Nephew through the joint venture and converted a $10 million loan from Smith & Nephew related to the Dermagraft Joint Venture into approximately 2.8 million shares of the Company's Common Stock as allowed under the terms of the loan agreement. The Company can also receive from the achievement of certain milestones related to regulatory approvals, reimbursement and sales levels, subject to and payable from certain minimum levels of operating profit, additional payments of up to $136 million plus royalties on product sales from Smith & Nephew. Under the Dermagraft Joint Venture, the Company is responsible for manufacturing and Smith & Nephew is responsible for the sales and marketing of the joint venture's products.

                                   PROPOSAL 2
                 APPROVE AND ADOPT AMENDED AND RESTATED BY-LAWS

     The Board of Directors has determined that it is in the best interest of the Company and its stockholders to amend the Company's existing Restated By-laws (the "By-laws") to add a new Article XI, entitled "Stock Options."
Article XI would not allow any stock option already issued and outstanding under any stock option plan to be repriced to a lower exercise price at any time during the term of such option, without prior stockholder approval. The amendment would not modify or in any way limit the ability to cancel and regrant options as may be permitted under and pursuant to the terms of the Company's stock option plans, as approved by the Company's stockholders.

     If approved by the stockholders, Article XI of the By-laws would be amended to provide as follows:

          "In no event shall any stock option already issued and outstanding under any stock option plan, as approved by the Company's stockholders, be repriced to a lower exercise price at any time during the term of such option, without the prior affirmative vote of a majority of shares of stock of the Corporation present at a stockholders meeting in person or by proxy and entitled to vote thereon. Not withstanding anything to the contrary herein, nothing herein is intended to modify or in any way limit the ability to cancel and regrant options as may be permitted under and pursuant to the terms of the Company's stock option plans, as approved by the Company's stockholders. Any amendment or repeal of this Article XI requires the affirmative vote of the holders of a majority of shares of stock of the Company present at a stockholders meeting in person or by proxy and entitled to vote thereon."

     The affirmative vote of a majority of the votes cast on this Proposal 2 shall constitute approval of the amendment to the By-laws as stated above.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL AND ADOPTION OF THE AMENDMENT TO THE BY-LAWS.

                                   PROPOSAL 3
                              SELECTION OF AUDITORS

     Subject to stockholder approval at the Annual Meeting, the Board of Directors has selected Ernst & Young LLP ("Ernst & Young") as the Company's independent auditors for the fiscal year ending December 31, 2000. Ernst & Young was first engaged as the Company's independent auditors for the fiscal year ended January 31, 1991. The affirmative vote of a majority of the votes cast on this Proposal 3 shall constitute approval of Ernst & Young as the Company's independent auditors for calendar year 2000.

     A representative of Ernst & Young is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and will be available to respond to appropriate questions from stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                      PROPOSALS FOR THE 2001 ANNUAL MEETING

     The next annual meeting of stockholders is scheduled to be held in May 2001. Stockholder proposals for inclusion in the Company's proxy statement for that meeting must be received at the Company's principal office not later than December 22, 2000. Stockholder proposals must be mailed to the Company's principal executive office at 10933 North Torrey Pines Road, La Jolla, California 92037 to the attention of the Corporate Secretary.

     In addition, the proxies solicited by the Board of Directors for the annual meeting of the stockholders in calendar year 2001 will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company is provided with notice of such proposal no later than March 7, 2001.

                                  OTHER MATTERS

     Management does not know of any other matters to be brought before the Annual Meeting. If any other matter is properly presented for consideration at the Annual Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters. The Company's Annual Report to Stockholders for the year ended December 31, 1999 is enclosed herewith.

     Your cooperation in giving this matter your immediate attention and returning your proxies will be appreciated.

                                            By Order of the Board of Directors,



                                            Mark J. Gergen
                                            Secretary

La Jolla, California
April 14, 2000

(Proxy Card - Front)


                         ADVANCED TISSUE SCIENCES, INC.
            10933 North Torrey Pines Road, La Jolla, California 92037
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Arthur J. Benvenuto and Dr. Gail K. Naughton, and each of them, with full power of substitution, the proxy or proxies of the undersigned to vote all shares of Common Stock of Advanced Tissue Sciences, Inc. (the "Company") which the undersigned is entitled to vote at the 2000 Annual Meeting of Stockholders and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the following manner:

                (continued and to be signed on the reverse side)

(Proxy Card - Back)


This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.

        --------------------          ----------------
           ACCOUNT NUMBER                  COMMON


1. TO ELECT THE FOLLOWING EIGHT-MEMBER BOARD OF DIRECTORS to serve until their successors have been duly elected and qualified: Arthur J. Benvenuto; Dr. Gail K. Naughton; Jerome E. Groopman, M.D.; Jack L. Heckel; Ronald L. Nelson; Dayton Ogden; David S. Tappan, Jr.; and Dr. Gail R. Wilensky. (THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR)

      / /   FOR all nominees above                / /   WITHHOLD AUTHORITY
            (except as marked to the contrary)          to vote for the nominees
                                                        listed above

   To withhold authority to vote for any nominee, strike a line through the nominee's name set forth above. In the event a nominee is unable or declines to serve, this proxy will be voted in the election of directors in the manner described in the Proxy Statement for the 2000 Annual Meeting of Stockholders.

2. TO APPROVE AND ADOPT THE AMENDED AND RESTATED BYLAWS of the Company. (THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR)

           / /  FOR            / /     AGAINST       / /   ABSTAIN


3. TO APPROVE THE APPOINTMENT OF ERNST & YOUNG LLP as independent auditors of the Company for the fiscal year ending December 31, 2000 (THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR)

          / /   FOR           / /     AGAINST       / /   ABSTAIN


4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any adjournment or postponements thereof.

                                 Please sign exactly as name appears hereon.
                                 When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

                                 Dated:______________________________, 2000

                                 __________________________________________
                                                 (Signature)

                                 __________________________________________
                                         (Signature if held jointly)

      PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE
                   ENCLOSED SELF-ADDRESSED STAMPED ENVELOPE.